EXHIBIT 99.1

Solectron Announces Final Results of Exchange Offer for Outstanding 0.50-Percent
Convertible Senior Notes Due 2034

For Immediate Release: Feb. 16, 2005

MILPITAS, Calif. — Solectron Corporation (NYSE: SLR) today announced the final results of its offer to exchange all its outstanding 0.50-percent convertible senior notes due 2034 (the “outstanding notes”) for an equal amount of its newly issued 0.50-percent convertible senior notes, series B due 2034 (the “new notes”) and cash. The offer expired at midnight, New York City time (Eastern Standard Time), on Thursday, Feb. 10.

Solectron accepted for exchange $447,298,000 aggregate principal amount of outstanding notes, representing approximately 99.4 percent of the total outstanding notes. In accordance with the terms of the exchange offer, Solectron has accepted for exchange all the validly tendered outstanding notes. The settlement and exchange of new notes and payment of cash for the outstanding notes is being made promptly. Immediately following consummation of the exchange offer, approximately $2,702,000 aggregate principal amount of outstanding notes will remain outstanding.

Goldman, Sachs & Co. was the dealer/manager and Georgeson Shareholder Communications Inc. was the information agent for the exchange offer. Additional details regarding the exchange offer are described in the prospectus relating to the exchange offer. Copies of the prospectus may be obtained free of charge at the Securities and Exchange Commission’s website (www.sec.gov) or from Georgeson Shareholder Communications Inc. by writing or phoning:

Georgeson Shareholder Communications Inc.
17 State St.—10th Floor
New York, NY 10004
Telephone: +1 (212) 440-9800 (banks and brokers) or +1 (800) 460-0079 (all others)

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

About Solectron

Solectron (www.solectron.com) provides a full range of worldwide manufacturing and integrated supply chain services to the world’s premier high-tech electronics companies. Solectron’s offerings include new-product design and introduction services, materials management, product manufacturing, and product warranty and end-of-life support. The company is based in Milpitas, Calif., and had sales from continuing operations of $11.64 billion in fiscal 2004.

Analyst Contact:

Perry G. Hayes, Solectron Corporation, +1 408 956 7543 (U.S.), perryhayes@solectron.com

Media Contact:

Dmitry Lipkin, Solectron Corporation, +1 408 956 6792 (U.S.), dmitrylipkin@solectron.com